SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                  Commission File Number 0-51111

                           NOTIFICATION OF LATE FILING
                           ---------------------------

                                  (Check One):
|X|   Form 10-K      |_|  Form 11-K       |_|  Form 20-F        |_|  Form 10-Q

For Period Ended:  December 31, 2007

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I- Registrant Information
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Full Name of Registrant:   Protocall Technologies Incorporated
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Former Name if Applicable:
                           -----------------------------------------------------
Address of Principal Executive Office (Street and Number):  47 Mall Drive
                                                            --------------------

City, State and Zip Code: Commack, New York 11725-5171
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Part II - Rule 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

|X|    (a)    The  reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|    (b)    The subject annual report or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_|    (c)    The accountant's statement or other exhibit required by
              Rule 12b-25(c) has been attached if applicable.

Part III - Narrative
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State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F or 10-Q or portion thereof could not be filed within the prescribed time period.

         The Company's Annual Report on Form 10-KSB for the fiscal period ended December 31, 2007 cannot be filed within the prescribed time period because the Company is experiencing delays in the collection and compilation of certain information required to be included in the Form 10-KSB. The Company's Annual Report on Form 10-KSB will be filed on or before the 15th calendar day following the prescribed due date.

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Part IV - Other Information
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(1)   Name and telephone number of person to contact in regard to this notification:

        Spencer G. Feldman            (212)                 801-9221
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             (Name)                 (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s):

                                                                  |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       PROTOCALL TECHNOLOGIES INCORPORATED
                       -----------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 31, 2008                       By: /s/ Bruce Newman
                                                --------------------------------
                                                Bruce Newman
                                                Chief Executive Officer


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